UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2012

CHANTICLEER HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28218	77-0319159
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 Elm Lane, Suite 203, Charlotte, NC 28277
(Address of Principal Executive Offices) (Zip Code)

(704) 366-5122

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 21, 2012, Chanticleer Holdings, Inc. (“Chanticleer”) or (“Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merriman Capital, Inc. and Dawson James Securities, Inc. (the “Underwriters”), for a firm commitment underwritten public offering of 2,444,450 units (“Units”) each Unit consisting of one share of common stock and one redeemable warrant (the “Offering”). All of the Units are being sold by the Company. The offering price to the public is $4.50 per Unit and each warrant entitles its holder to purchase one share of common stock at an exercise price of $5.00. The warrants are exercisable at any time after they become separately quotable and until their expiration on June 21, 2017. Initially the common stock and the warrant will only be quoted as part of the Unit for a minimum of thirty days unless the representative of the Underwriter determines an earlier date is acceptable. No later than the 45th day following June 21, 2012, the common stock and the warrants will be quoted separately and the Units will no longer be quoted.

Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 366,667 Units to cover overallotments, if any, at the same price per unit as the Units.

The Underwriters have agreed to purchase the Units from the Company pursuant to the Underwriting Agreement at a price of $4.23 per share, which is a 6% discount to the public offering price. The Underwriting Agreement also provides that the Underwriters will be paid a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the Units, excluding any Units purchased on exercise of the over-allotment option.

In connection with the Underwriting Agreement, the Company’s directors and officers agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of the Company’s common stock or any securities convertible into or exchangeable for shares of common stock except for the shares of common stock offered in the offering without the prior written consent of the Underwriters for a period of 180 days after the date of the Underwriting Agreement. The Company also agreed that for a period of ninety days after the date of the Underwriting Agreement, it will not issue any additional equity securities without the prior consent of the Underwriters, subject to certain exceptions as specified in the Underwriting Agreement.

Under the terms of the Underwriting Agreement, the Company also granted to the Underwriters a 12 month right of first refusal to purchase for their account or to sell for the Company’s account, or any subsidiary or successor of the Company, any of the Company’s securities or any such subsidiary or successor’s securities which the Company or any subsidiary or successor may seek to sell in public or private offerings, whether with or without or through an underwriter, placement agent or broker-dealer. The Underwriters agreed that they will not purchase for their own accounts any securities from the Company or any subsidiary or successor for the 90-day period beginning on the effective date of the registration statement.

On June 26, 2012, the Company closed the Offering of Units and received net cash proceeds from the Offering of approximately $7.2 million, plus the cancellation of outstanding Company indebtedness and payment of other Company obligations in the aggregate amount of approximately $2.9 million, which was converted into 643,076 Units, resulting in total net proceeds of approximately $10.1 million.

The above description of the Underwriting Agreement, the Units and the warrants are qualified in their entirety by reference to the Underwriting Agreement, the Unit Agency Agreement and the Warrant Agency Agreement, which are filed as Exhibits 1.1, 4.4 and 4.5, respectively, to this current report on form 8-K and are incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated June 21, 2012, by and among Chanticleer Holdings, Inc., Merriman Capital, Inc. and Dawson James Securities, Inc.
4.4	Form of Warrant Agency Agreement, incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on May 30, 2012.
4.5	Form of Unit Agency Agreement, incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on May 30, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHANTICLEER HOLDINGS, INC.
(Registrant)

Date: June 27, 2012	By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

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